Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form F-1 of our report dated March 2, 2020, except for the effects of the share consolidation discussed in Note 2 (v) to the consolidated financial statements, as to which the date is April 24, 2020 relating to the consolidated financial statements, which appears in Amendment No. 3 to the Registration Statement on Form F-1 (No. 333-237841) of ADC Therapeutics SA. We also consent to the reference to us under the heading “Experts” in Amendment No. 3 to the Registration Statement on Form F-1 (No. 333-237841) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers SA
Lausanne, Switzerland
May 14, 2020